As filed with the Securities and Exchange Commission on January 31, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_________________

UniSource Energy Corporation
(Exact Name of Registrant as Specified in Its Charter)

Arizona (State or other Jurisdiction of Incorporation or Organization)	86-0786732 (IRS Employer Identification No.)
One South Church Avenue, Suite 100 Tucson, Arizona 85701 (Address of Principal Executive Offices)

UniSource Energy Corporation
2006 Omnibus Stock and Incentive Plan
(Full Title of the Plan)

Raymond S. Heyman, Esq.
Senior Vice President and General Counsel
c/o UniSource Energy Corporation
One South Church Avenue, Suite 100
Tucson, Arizona 85701
(520) 571-4000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	2,250,000 shares (1)	$37.61 (2)	$84,622,500	$9,054.61 (2)
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Plans.

(2)
Estimated solely for the purposes of calculating the registration fee, computed pursuant to Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices of a share of UniSource Energy Corporation Common Stock, as reported on the New York Stock Exchange on January 29, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

*    As permitted by Rule 428 under the Securities Act of 1933, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to Plan participants as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents have been filed by UniSource Energy Corporation (“UEC,” the “Registrant,” or the “Company”) and Tucson Electric Power. ( “TEP”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are hereby incorporated by reference in this Registration Statement:

(a)	UEC and TEP’s Annual Report on combined Form 10-K (File Nos. 1-13739 and 1-5924) for the fiscal year ended December 31, 2005, filed with the Commission on March 3, 2006;

(b)	UEC and TEP’s Quarterly Reports on combined Form 10-Q (File Nos. 1-13739 and 1-5924) filed with the Commission on May 5, 2006, August 9, 2006 and November 3, 2006;

(c)
UEC and TEP’s Current Reports on combined Form 8-K (File Nos. 1-13739 and 1-5924) filed with the Commission on December 22, 2006, October 11, 2006, August 18, 2006, August 15, 2006, July 5, 2006, June 27, 2006, June 26, 2006, June 12, 2006, June 6, 2006, May 25, 2006, April 12, 2006, February 13, 2006, and January 31, 2006;

(d)	UEC’s Current Reports on Form 8-K (File No. 1-13739) filed with the Commission on November 15, 2006, April 5, 2006, and March 28, 2006;

(e)	UEC’s Current Report on Form 8-K/A (File Nos. 1-13739) filed with the Commission on November 15, 2006; and

(f)	The description of UEC’s Common Stock contained in Form 8-A, filed with the Commission on March 29, 1999, and any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4.   Description of Securities.

The Company’s Common Stock, no par value, is registered pursuant to Section 12 of the Exchange Act, and, therefore, the description of securities is omitted.

Item 5.   Interests of Named Experts and Counsel.

The validity of the common stock offered hereby will be passed upon for us by Raymond S. Heyman, Esq., Senior Vice President and General Counsel of UniSource. As of December 31, 2006, Mr. Heyman beneficially owned approximately 953 shares of UniSource common stock and 69,910 options to acquire additional shares of UniSource common stock granted under option plans of UniSource.

Item 6.   Indemnification of Directors and Officers.

Arizona corporate law generally authorizes, on a non-exclusive basis, indemnification of officers and directors who have acted or failed to act, in good faith, in a manner believed to be in or not opposed to the best interest of the Company (with certain limitations in the case of actions by or in the right of the Company) and mandates such indemnification in the case of an officer or director who is successful on the merits or otherwise in defense of claims by reason of the fact or such status as an officer or director.

Article SIXTH of the Amended and Restated Articles of Incorporation of the Company provides, in part, that

(B)   No director of the Company shall be personally liable to the Company or its shareholders for money damages for any action taken or any failure to take any action as a Director; provided, however, that nothing herein shall be deemed to eliminate or limit any liability which may not be so eliminated or limited under the laws of the State of Arizona, as in effect at the effective date of this paragraph (B) of Article SIXTH or as thereafter amended. No amendment, modification or repeal of this paragraph (B) shall eliminate or limit the protection afforded by this paragraph (B) to a director with respect to any act or omission occurring before the effective date thereof.

(C)   (1)   The Company shall, to the maximum extent permitted by applicable law, as from time to time in effect, indemnify any individual who is or was a party to or otherwise involved in (or threatened to be made a party to or otherwise involved in) any Proceeding (as hereinafter defined) because such individual is or was a director or officer of the Company, or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all Liability (as hereinafter defined) incurred by such individual in connection with such Proceeding.

As used in this paragraph (C) of Article SIXTH, (a) the term "Expenses" includes attorneys' fees and all other costs and expenses reasonably related to a Proceeding, (b) the term "Liability" means the obligation to pay a judgment, settlement, penalty or fine (including any excise tax assessed with respect to an employee benefit plan) and reasonable Expenses incurred with respect to a Proceeding, and includes without limitation obligations and Expenses that have not yet been paid but that have been or may be incurred, and (c) the term "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including without limitation any action, suit or proceeding by or in the right of the Company and including, further, any appeal in connection with any such action, suit or proceeding.

(2)   The Company shall, to the maximum extent permitted by applicable law, pay any Expenses incurred by a director or officer of the Company in defending any such Proceeding in advance of the final disposition thereof upon receipt of any undertaking by or on behalf of such individual to repay such advances if it is ultimately determined that such individual did not meet any standard of conduct prescribed by applicable law and upon the satisfaction of such other conditions as may be imposed by applicable law.

(3)   The Company by resolution of the Board of Directors, may extend the benefits of this paragraph (C) of Article SIXTH to employees and agents of the Company (each individual entitled to benefits under this paragraph (C) being hereinafter sometimes called an "Indemnified Person").

(4)   All rights to indemnification and to the advancement of expenses granted under or pursuant to this paragraph (C) shall be deemed to arise out of a contract between the Company and each person who is an Indemnified Person at any time while this paragraph (C) is in effect any may be evidenced by a separate contract between the Company and each Indemnified Person; and such rights shall be effective in respect of all Proceedings commenced after the effective date of this paragraph (C), whether arising from acts or omissions occurring before or after such date. No amendment, modification or repeal of this Article shall affect any rights or obligations theretofore existing.

(5)   The Company may purchase and maintain insurance on behalf of, or insure or cause to be insured, any individual who is an Indemnified Person against any Liability asserted against or incurred by him in any capacity in respect of which he is an Indemnified Person, or arising out of his status in such capacity, whether or not the Company would have the power to indemnify him against such liability under this Article. The Company's indemnity of any individual who is an Indemnified Person shall be reduced by any amounts such individual may collect with respect to such liability (a) under any policy of insurance purchased and maintained on his behalf by the Company or (b) from any other entity or enterprise served by such individual.

(6)   The rights to indemnification and to the advancement of Expenses and all other benefits provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to serve in the capacity in respect of which such person was an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such person.

(7)   The Board of Directors shall have the power and authority to make, alter, amend and repeal such procedural rules and regulations relating to indemnification and the advancement of Expenses as it, in its discretion, may deem necessary or expedient in order to carry out the purposes of this Article, such rules and regulations, if any, to be set forth in the Bylaws of the Company or in a resolution of the Board of Directors.

Item 7.   Exemption From Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement:

Exhibit No.	Description
4.1	UniSource Energy Corporation 2006 Omnibus Stock and Incentive Plan (incorporated herein by reference to Appendix A of UniSource’s Proxy Statement, filed with the Commission on April 3, 2006)
4.2	Form of Non-Qualified Stock Option Agreement
4.3	Form of Performance Share Agreement
5.1	Opinion of Counsel

15.1	Letter re unaudited interim financial information
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Counsel (filed as part of Exhibit 5.1)

Item 9.   Undertakings

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that if the information required to be included in a post-effective amendment by paragraphs (1)(i) and (ii) above is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, paragraphs (1)(i) and (ii) shall not apply;

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on January 31, 2007.

UNISOURCE ENERGY CORPORATION
By:	/s/ James S. Pignatelli
Name:	James S. Pignatelli
Title:	Chairman, President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Kevin P. Larson
Name:	Kevin P. Larson
Title:	Senior Vice President, Chief Financial Officer, and Treasurer (Principal Financial Officer)

By:	/s/ Karen G. Kissinger
Name:	Karen G. Kissinger
Title:	Vice President, Controller, and Chief Compliance Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Lawrence J. Aldrich	Director	January 31, 2007
Lawrence J. Aldrich
/s/ Barbara M. Baumann	Director	January 31, 2007
Barbara M. Baumann
/s/ Larry W. Bickle	Director	January 31, 2007
Larry W. Bickle
/s/ Elizabeth T. Bilby	Director	January 31, 2007
Elizabeth T. Bilby
/s/ Harold W. Burlingame	Director	January 31, 2007
Harold W. Burlingame
/s/ John L. Carter	Director	January 31, 2007
John L. Carter
/s/ Robert A. Elliott	Director	January 31, 2007
Robert A. Elliott
/s/ Daniel W. L. Fessler	Director	January 31, 2007
Daniel W. L. Fessler
/s/ Kenneth Handy	Director	January 31, 2007
Kenneth Handy
/s/ Warren Y. Jobe	Director	January 31, 2007
Warren Y. Jobe
/s/ Joaquin Ruiz	Director	January 31, 2007
Joaquin Ruiz